EXHIBIT 5


                   JOINDER AGREEMENT TO THE VOTING AGREEMENT

     The undersigned, Robinson Hill L.P., is the transferee of 500,000 shares of common stock of MKS Instruments, Inc. ("MKS") from Claire Bertucci, and hereby joins in that certain Voting Agreement (the "Voting Agreement"), dated October 30, 2001, among Emerson Electric Co. and John R. Bertucci, Claire R. Bertucci and the trusts set forth on Schedule 1 of the Voting Agreement, pursuant to Section 5.01 of the Voting Agreement. From and after the date hereof, the undersigned shall be deemed to be a Stockholder under the Voting Agreement and shall be bound by the terms and subject to the benefits thereof in such capacity and to the same extent as if it was an original party thereto.

     Unless otherwise provided in this Joinder, capitalized terms shall have the meanings set forth in the Voting Agreement.

     This the 14th day of December, 2001.


                                                 ROBINSON HILL L.P.
                                                 By: Maplewood LLC
                                                     Its General Partner

                                                   By: /s/ John R. Bertucci
                                                       ---------------------
                                                       Name: John R. Bertucci
                                                       Its:  General Manager